COACHMEN INDUSTRIES, INC.

2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46515 • 574/262-0123 • Fax 574/262-8823

NEWS RELEASE

For immediate release, Monday, November 6, 2006

COACHMEN INDUSTRIES, INC. DECLARES REGULAR QUARTERLY DIVIDEND

Elkhart, Ind. - Coachmen Industries, Inc. (NYSE: COA) today announced that its Board of Directors has declared a $0.03 per share regular quarterly dividend.  The dividend will be distributed on December 14, 2006 to shareholders of record as of November 23, 2006.  This is the 97th consecutive quarter that Coachmen Industries has paid dividends.  The $0.03 rate is unchanged from the last quarter. Coachmen Industries has approximately 15.6 million shares of common stock outstanding.

Coachmen Industries, Inc. is one of America’s leading manufacturers of recreational vehicles, systems-built homes and commercial buildings, with prominent subsidiaries in each industry.  The Company’s well-known RV brand names include COACHMEN®, GEORGIE BOY®, SPORTSCOACH® and VIKING®.  Through ALL AMERICAN HOMES®, Coachmen is one of the nation’s largest producers of systems-built homes, and also a major builder of commercial structures with its ALL AMERICAN BUILDING SYSTEMS® products.  Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

For more information:

Jeffery A. Tryka, CFA

        Director of Planning and Investor Relations

     574-262-0123

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